Exhibit 10.59

FOURTH AMENDMENT TO SENIOR SECURED CREDIT AGREEMENT

This FOURTH AMENDMENT TO SENIOR SECURED CREDIT AGREEMENT, dated as of April 13, 2018 (this “Fourth Amendment”), is entered into by and among Global Power Equipment Group Inc. (“Borrower”), each financial institution from time to time party hereto as lender (each, a “Lender” and collectively, the “Lenders”), and CENTRE LANE PARTNERS MASTER CREDIT FUND II, L.P., a Delaware limited partnership, as administrative agent for the Lenders (in such capacity, and together with its successors and assigns, the “Administrative Agent”) and as collateral agent for the Lenders (in such capacity, and together with its successors and assigns, the “Collateral Agent”).

RECITALS

WHEREAS, the Borrower, the Lenders identified on signatures pages thereto, the Administrative Agent and the Collateral Agent are parties to that certain Senior Secured Credit Agreement, dated as of June 16, 2017, as amended by that certain First Amendment to Senior Secured Credit Agreement, dated as of August 17, 2017, that certain Limited Waiver and Second Amendment to Senior Secured Credit Agreement, dated as of October 11, 2017, that certain Second Limited Waiver and Third Amendment, dated as of January 9, 2018 and that certain Third Limited Waiver to Senior Secured Credit Agreement, dated as of March 30, 2018 (the “Existing Credit Agreement”; the Existing Credit Agreement, as amended by this Fourth Amendment, the “Credit Agreement”);

WHEREAS, the Borrower has requested that the Lenders agree to amend the Existing Credit Agreement to delete the Financial Covenants set forth in (i) Section 7.12(a) of the Existing Credit Agreement for the Fiscal Quarters ending on September 30, 2018, December 31, 2018, March 31, 2019 and June 30, 2019 and (ii) Section 7.12(b) of the Existing Credit Agreement for the Fiscal Quarters ending on March 31, 2019 and June 30, 2019 (collectively, the “Specified Financial Covenants”);

WHEREAS, in accordance with Section 7.05(h) of the Credit Agreement, on or about March 21, 2018, GPEG C.V., a Subsidiary of the Borrower, has Disposed of certain real estate assets located in the Netherlands for a sale price of $318,521.09 (the “GPEG Sale”);

WHEREAS, each of Braden Manufacturing, L.L.C. and GPEG Mexico Distributing, SA de CV wishes to release cash collateral securing certain letter of credit obligations in an amount of $1,099,778 (the “Cash Collateral Proceeds”);

WHEREAS, the Borrower has sold or intends to sell a receivable in an amount of $2,318,478.02 due from WECTEC LLC, a subsidiary of Westinghouse Electric Company LLC (the “WECTEC Receivable”);

WHEREAS, pursuant to Sections 2.02(b)(ii) and (v) of the Credit Agreement, the Borrower is required to prepay an aggregate amount of the Obligations equal to 100% of the Net

Cash Proceeds realized or received by the Borrower or any of its Subsidiaries in connection with (i) the Disposition of any property plus the Prepayment Premium (collectively, the “Required Prepayment”) and (ii) any extraordinary receipts in excess of $500,000 in the aggregate in any Fiscal Year, as promptly as reasonably practicable, but in any event, prior to the date which is five (5) Business Days after the receipt thereof;

WHEREAS, the Borrower has requested that the Lenders waive the prepayments required by the occurrence of each of the GPEG Sale, the release of the Cash Collateral Proceeds and the sale of the WECTEC Receivable (collectively, the “Prepayment Amounts”); and

WHEREAS, the Lenders are willing to amend the Existing Credit Agreement to (i) delete the Specified Financial Covenants, (ii) waive the Prepayment Amounts and (iii) make certain other changes to the Existing Credit Agreement, in each case subject to the terms and conditions of this Fourth Amendment.

NOW THEREFORE, in consideration of the premises and the mutual covenants and the agreements herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

Definitions

Section 1.1.     Certain Definitions.  Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

ARTICLE II

Waiver and Consent

Section 2.1.    Waiver of Prepayment Amounts.  Subject to satisfaction of the conditions set forth in Article V hereof, and in reliance upon (a) the representations and warranties of the Loan Parties set forth herein and in the Credit Agreement and the other Loan Documents and (b) the agreements of the Loan Parties set forth herein, effective as of the date hereof, the Lenders hereby waive the Prepayment Amounts and the Event of Default that would otherwise result from the failure to pay the Prepayment Amounts.

Section 2.2.     General.  Nothing in this Fourth Amendment, nor any communications among any Loan Party, any Agent, or any Lender, shall be deemed a waiver with respect to any Events of Default, other than the Event of Default that would otherwise result from the failure to pay the Prepayment Amounts, or any future failure of the Loan Parties to comply fully with any provision of the Credit Agreement or any provision of any other Loan Document, and in no event shall this waiver be deemed to be a waiver of enforcement of any of the Agents’ or Lenders’ rights or remedies under the Credit Agreement and the other Loan Documents, at law (including under the UCC), in equity, or otherwise including, without limitation, the right to declare all Obligations immediately due and payable pursuant to Section 8.02 of the Credit Agreement, with respect to any other Defaults or Events of Default now existing or hereafter arising, other than the Event of Default that would otherwise result from the failure to pay the Prepayment Amounts.  Except as expressly provided herein, each Agent and each Lender hereby reserves and preserves all of its rights and remedies against the Borrower and each other Loan Party under the Credit Agreement and the other Loan Documents, at law (including under the UCC), in equity, or otherwise including, without limitation, the right to declare all Obligations immediately due and payable pursuant to Section 8.02 of the Credit Agreement.  The waivers and consents in this Article II shall be effective only in this specific instance and for the specific purposes set forth herein and does not allow for any other or further departure from the terms and conditions of the Credit Agreement or any other Loan Document, which terms and conditions shall remain in full force and effect.

ARTICLE III

Amendment

Section 3.1.     Amendments to Credit Agreement.  Upon satisfaction of the conditions set forth in Article V hereof, the Existing Credit Agreement is hereby amended as follows:

(a)        Section 1.01 of the Existing Credit Agreement is hereby amended to add the following new definition in the appropriate alphabetical order:

“Fourth Amendment” means the Fourth Amendment to Senior Secured Credit Agreement, dated as of April 13, 2018, among the Borrower, the other Loan Parties party thereto, the Administrative Agent and the Lenders party thereto.

“Fourth Amendment Effective Date” means the date all the conditions precedent to effectiveness of the Fourth Amendment as set forth therein are satisfied or waived in accordance therewith.

“Fourth Amendment Fee” means $500,000.

“Incremental Effective Date” has the meaning set forth in Section 2.01(c).

“Incremental Loan” has the meaning set forth in Section 2.01(c).

“Incremental Loan Commitment” has the meaning set forth in Section 2.01(c).

“Incremental Loan Request” has the meaning set forth in Section 2.01(c).

“Minimum Incremental Loan Interest Amount” has the meaning set forth in Section 2.04(d).

“Second Specified Subsidiary Transaction” means the transaction set forth on Schedule 7.05.

“Unused Line Fee” has the meaning set forth in Section 2.05(e).

(b)        Section 1.01 of the Existing Credit Agreement is hereby amended to amend and restate the definitions set forth below:

“Aggregate Commitments” means, collectively, the Initial Loan Commitments, the First-Out Loan Commitments and the Incremental Loan Commitments of all the Lenders as in effect from time to time.

“Commitment” means, as to each Lender, such Lender’s Initial Loan Commitment, First-Out Loan Commitment and Incremental Loan Commitment.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) accounts payable and other accrued liabilities incurred in the ordinary course of business not past due for more than one hundred twenty (120) days after its stated due date (except for accounts payable contested in good faith), (ii) any earn‑out obligation until such obligation is both required to be reflected as a liability on the balance sheet of such Person in accordance with GAAP and not paid after becoming due and payable and (iii) deferred or equity compensation arrangements entered into in the ordinary course of business and payable to directors, officers or employees), (e) all Indebtedness (excluding prepaid interest thereon) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed but, in the case of Indebtedness which is not assumed by such Person, limited to the lesser of (x) the amount of such Indebtedness and (y) the fair market value of such property, (f) all Guarantee Obligations by such Person of Indebtedness of others, (g) all Attributable Indebtedness of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (excluding the portion thereof that has been fully cash collateralized in a manner permitted by this Agreement), (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, surety bonds and performance bonds, whether or not matured, (j) all Debt Equivalents of such Person, (k) all obligations in respect of the Minimum Incremental Loan Interest Amount, the Upfront First-Out Fee, the Upfront Initial Fee, the Upfront First-Out Fee PIK Amount and the Upfront Initial Fee PIK Amount and (l) the Swap Termination Value under outstanding Swap Contracts at such time to which such Person is a party.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  Anything herein to the contrary notwithstanding, obligations in respect of any Indebtedness that has been irrevocably defeased (either covenant or legal) or satisfied and discharged pursuant to the terms of the instrument creating or governing such Indebtedness shall not constitute Indebtedness.

“Interest Period” means (i) as to the Initial Loans (A) initially, the period beginning on (and including) the Closing Date and ending on (and including) the last day of the calendar month in which the Closing Date occurs and (B) thereafter, the period beginning on (and including) the first day of each succeeding calendar month and ending on the earlier of (and including) (x) the last day of such calendar month and (y) the Maturity Date, (ii) as to the First-Out Loans, (A) initially, the period beginning on (and including) the First Amendment Effective Date and ending on (and including) the last day of the calendar month in which the First Amendment Effective Date occurs and (B) thereafter, the period beginning on (and including) the first day of each succeeding calendar month and ending on the earlier of (and including) (x) the last day of such calendar month and (y) the First-Out Loan Repayment Date, and (iii) as to the Incremental Loans, (A) initially, the period beginning on (and including) the date such Incremental Loan is funded and ending on (and including) the last day of the calendar month in which such Incremental Loan is funded and (B) thereafter, the period beginning on (and including) the first day of each succeeding calendar month and ending on the earlier of (and including) (x) the last day of such calendar month and (y) May 31, 2019.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of an Initial Loan, a First-Out Loan or an Incremental Loan.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party or other Subsidiary arising under any Loan Document or otherwise with respect to any Loan Document entered into with a Lender, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any other Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.  Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of any of their Subsidiaries to the extent they have obligations under the Loan Documents) include (1) the obligation (including Guarantee Obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees (including, without limitation, the Unused Line Fee, the Minimum Incremental Loan Interest Amount, the Upfront First-Out Fee, the Upfront Initial Fee and any accrued and uncapitalized Upfront First-Out Fee PIK Amounts and Upfront Initial Fee PIK Amounts), premiums (including, without limitation, any Prepayment Premium), the Exit Fee, the Fourth Amendment Fee, Attorney Costs, indemnities and other amounts payable by any Loan Party or any other Subsidiary under any Loan Document and (2) the obligation of any Loan Party or any other Subsidiary to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary.”

“Subsidiary Transaction” means (i) a Specified Subsidiary Transaction, (ii) a Second Specified Subsidiary Transaction or (iii) any other Disposition constituting the sale of all or substantially all of the assets or Equity Interests of a Subsidiary, the terms and conditions of which have been consented to in advance in writing by the Administrative Agent.

(c)        Section 2.01 of the Existing Credit Agreement is hereby amended to add a new clause (c) and re-number the subsequent clauses appropriately.  Section 2.01(c) shall read as follows:

“(c)      Subject to the terms and conditions set forth herein and in Section 4.02 of this Agreement, the Borrower may, by written notice to the Administrative Agent (the “Incremental Loan Request”), request a one-time term loan (an “Incremental Loan”) at any time on or before May 31, 2019; provided that, (i) the aggregate principal amount of such Incremental Loan shall not exceed $3,000,000, (ii) each Lender agrees to make the Incremental Loan in an aggregate principal amount not to exceed at any time outstanding the amount set forth opposite such Lender’s name in Schedule 2.01(c) (such amount being referred to herein as such Lender’s  “Incremental Loan Commitment”), and (iii) the Borrower shall use the proceeds of such Incremental Loan for general working capital purposes.  The Incremental Loan Request shall set forth (x) the amount of the Incremental Loan Commitment being requested (which shall be in a minimum amount of $1,000,000 and multiples of $1,000,000 in excess thereof) and (y) the date on which such Incremental Loan is requested to become effective (which, unless otherwise agreed by the Administrative Agent and the Lenders providing such Incremental Loan, shall not be less than ten (10) days or more than thirty (30) days after the date of the Incremental Loan Request (the “Incremental Effective Date”)).”

(d)        Section 2.01(e) (renumbered pursuant to the above paragraph) of the Existing Credit Agreement shall be amended to insert a new sentence at the end thereof:

“All the outstanding principal amount of the Incremental Loans, together with all accrued and unpaid interest thereon, and any fees and other amounts payable hereunder, shall be due and payable on the earlier of (x) May 31, 2019, (y) the date that the Second Specified Subsidiary Transaction is consummated and (z) the date of the acceleration of the Loans pursuant to Section 9.02.”

(e)        Section 2.02(b) of the Existing Credit Agreement is hereby amended to insert a new clause after the end of clause (vi) therein, which shall read as set forth below, and to renumber the existing clauses (vii) and (viii) as clauses (viii) and (ix), respectively.

“(vii)    On May 31, 2019, the Borrower shall prepay all of the Obligations due and payable hereunder.”

(f)         Section 2.02(b)(viii)(x) shall be amended and restated in its entirety as follows:

“(x) each voluntary and mandatory prepayment of Loans pursuant to Section 2.02(a) and this Section 2.02(b) (excluding any Disposition made pursuant to Section 7.05(k) in connection with an Initial Subsidiary Transaction) shall be applied as follows:

First, to the payment of all outstanding fees and all expenses specified in Section 8.03;

Second, to the payment of that portion of the Obligations constituting the Minimum Incremental Loan Interest Amount, in each case in respect of the Incremental Loans;

Third, to the payment of that portion of the Obligations constituting accrued, unpaid interest (including, but not limited to, accrued but uncapitalized PIK Interest) and the Exit Fee, in each case in respect of the First-Out Loans;

Fourth, to the payment of that portion of the Obligations constituting accrued, unpaid interest (including, but not limited to, accrued but uncapitalized PIK Interest) and the Prepayment Premium (if any), in each case in respect of the Initial Loans;

Fifth, shall be further applied to reduce the outstanding principal amount of the Incremental Loans;

Sixth, shall be further applied in inverse order of maturity to reduce the remaining scheduled installments of principal of the First-Out Loans; and

Seventh, shall be further applied in inverse order of maturity to reduce the remaining scheduled installments of principal of the Initial Loans;”

(g)        Section 2.04 of the Existing Credit Agreement shall be amended to add a new clause (d) at the end thereof, which shall read as follows:

“(d)      Notwithstanding the foregoing, the aggregate amount of interest payable with respect to the outstanding Incremental Loans shall be the greater of (x) the amount of accrued interest calculated pursuant to Section 2.04(a) (including, but not limited to, accrued but uncapitalized PIK Interest) and (y) the product of the aggregate principal amount of Incremental Loans multiplied by .50 (such greater amount, the “Minimum Incremental Loan Interest Amount”).”

(h)        Section 2.05 of the Existing Credit Agreement is hereby amended to add new clauses (d) and (e) at the end thereof, which shall read as follows:

“(d)      The Borrower shall pay to the Administrative Agent for distribution to the Lenders in accordance with each Lender’s Pro Rata Share the Fourth Amendment Fee, which shall be fully earned in all respects on the Fourth Amendment Effective Date and shall be due and payable on May 31, 2019.

(e)        The Borrower shall pay to the Administrative Agent for distribution to the Lenders, in accordance with each Lender’s Incremental Loan Commitment, a fee in an amount equal to the unused amount of the Incremental Loan Commitment multiplied by one percent (1.00%) per annum (the “Unused Line Fee”).  The Unused Line Fee shall be payable monthly in arrears on the first day of each month following the Fourth Amendment Effective Date.”

(i)         Section 7.12(a) of the Existing Credit Agreement is hereby deleted in its entirety and replaced with the following:

“(a)      Total Leverage Ratio.  Commencing on September 30, 2019, permit the Total Leverage Ratio for the Borrower and its Subsidiaries on a consolidated basis for any Test Period ending on and as of the last day of a fiscal quarter set forth below to be greater than the ratio set forth opposite such Test Period below:

Fiscal Quarter Ending	Total Leverage Ratio
September 30, 2019	1.75:1.00
December 31, 2019	1.75:1.00
March 31, 2020	1.50:1.00
June 30, 2020	1.50:1.00
September 30, 2020	1.50:1.00
December 31, 2020	1.50:1.00
March 31, 2021	1.50:1.00
June 30, 2021	1.50:1.00
September 30, 2021	1.50:1.00

(j)         Section 7.12(b) of the Existing Credit Agreement is hereby deleted in its entirety and replaced with the following:

“(b)      Fixed Charge Coverage Ratio.  Commencing on September 30, 2019, permit the Fixed Charge Coverage Ratio for the Borrower and its Subsidiaries on a consolidated basis for any Test Period ending on and as of the last day of a fiscal quarter set forth below to be less than the ratio set forth opposite such Test Period below:

Fiscal Quarter Ending	Fixed Charge Coverage Ratio
September 30, 2019	2.25:1.00
December 31, 2019	2.50:1.00
March 31, 2020	2.75:1.00
June 30, 2020	3.00:1.00
September 30, 2020	3.00:1.00
December 31, 2020	3.00:1.00
March 31, 2021	3.00:1.00
June 30, 2021	3.00:1.00
September 30, 2021	3.00:1.00

(k)        Section 7.12(e) of the Existing Credit Agreement is hereby deleted in its entirety.

(l)         Section 8.01(b) of the Existing Credit Agreement is hereby deleted in its entirety and replaced with the following:

“(b)      Specific Covenants.  The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 2.02(b)(vii),  Section 6.01(a),  (b) and (c),  Section 6.03,  Section 6.05 (with respect to such Person's legal existence), Section 6.08,  Section 6.11,  Section 6.12,  Section 6.14,  Section 6.16,  Section 6.18 or Article VII; or”

(m)       Section 8.03 of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 8.03   Application of Funds. If the circumstances described in Section 2.08(g) have occurred, or after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), including in any proceeding under any Debtor Relief Law, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and Section 10.05 and amounts payable under Article III) payable to each Agent in its capacity as such;

Second, to payment that portion of the Obligations constituting the Unused Line Fee and the Fourth Amendment Fee, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting the Upfront First-Out Fee, any accrued but uncapitalized Unpaid First-Out PIK Fee Amounts and the Exit Fee, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting the Upfront Initial Fee and any accrued but uncapitalized Unpaid Initial PIK Fee Amounts, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to payment of that portion of the Obligations constituting indemnities and other amounts (other than principal and interest) payable to the Lenders (including amounts payable under Article III), in each case relating to the Incremental Loans, ratably among them in proportion to the amounts described in this clause Fifth payable to them;

Sixth, to payment of that portion of the Obligations constituting indemnities and other amounts (other than principal and interest) payable to the Lenders (including amounts payable under Article III), in each case relating to the First-Out Loans, ratably among them in proportion to the amounts described in this clause Sixth payable to them;

Seventh, to payment of that portion of the Obligations constituting indemnities and other amounts (other than principal and interest) payable to the Lenders (including amounts payable under Article III), in each case relating to the Initial Loans, ratably among them in proportion to the amounts described in this clause Seventh payable to them;

Eighth, to the payment of that portion of the Obligations constituting the Minimum Incremental Loan Interest Amount, Default Rate interest and post-petition interest, in each case relating to the Incremental Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Eighth payable to them;

Ninth, to payment of that portion of the Obligations constituting accrued, unpaid interest (including, but not limited to, Default Rate interest, accrued but uncapitalized PIK Interest and post‑petition interest), in each case relating to the First-Out Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Ninth payable to them;

Tenth, to payment of that portion of the Obligations constituting the accrued, unpaid interest (including, but not limited to, Default Rate interest, accrued but uncapitalized PIK Interest and post‑petition interest) and the Prepayment Premium, in each case relating to the Initial  Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Tenth payable to them;

Eleventh, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, in each case relating to the Incremental Loans, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date;

Twelfth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, in each case relating to the First-Out Loans, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date;

Thirteenth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, in each case relating to the Initial Loans, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.”

(n)        Section 8.04 of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 8.04   Other Amounts Due.  In the event of repayment of the Obligations at any time prior to the Maturity Date, for any reason, including (a) upon an acceleration of the Obligations under this Agreement whether pursuant to the actions of the Required Lenders or automatically, (b) foreclosure and sale of the Collateral, (c) sale of the Collateral in any proceeding under any Debtor Relief Law or (d) pursuant to any restructuring, reorganization or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure or arrangement in any proceeding under any Debtor Relief Law, then in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Administrative Agent and the Lenders or profits lost by the Administrative Agent and the Lenders as a result of such early termination, and by mutual agreement of the parties as to a reasonable estimate and calculation of the lost profits or damages of the Administrative Agent and the Lenders, there shall be an amount due and payable to the Lenders equal to the full amount of (i) the Prepayment Premium that would have been payable pursuant to Section 2.02(a)(ii) hereof as if the Obligations were voluntarily repaid upon such repayment date, (ii) the Unused Line Fee, the Fourth Amendment Fee, the Upfront Initial Fee, the Upfront First-Out Fee, all accrued and uncapitalized Upfront Initial Fee PIK Amounts and all accrued and uncapitalized Upfront First-Out Fee PIK Amounts, (iii) the Minimum Incremental Loan Interest Amount and (iv) the Exit Fee.”

(o)        The Existing Credit Agreement shall be amended to insert a new Schedule 2.1(c), which shall read as follows:

SCHEDULE 2.01(c)

INCREMENTAL LOAN COMMITMENTS

Lender	Incremental Loan Commitment
Centre Lane Partners Master Credit Fund II, L.P.	$1,125,000
Centre Lane Partners IV, L.P.	$1,875,000

ARTICLE IV

Representations and Warranties

Section 4.1.     Representations and Warranties. In order to induce the Agents and the Lenders to enter into this Fourth Amendment, each Loan Party hereby represents and warrants to the Agents and each Lender as follows:

(a)        After giving effect to this Fourth Amendment, the representations and warranties of the Borrower and each other Loan Party contained in Article V of the Existing Credit Agreement or any other Loan Document shall be true and correct in all material respects on and as of the date hereof; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates (except in the case of the representation contained in Section 5.05(b) of the Existing Credit Agreement, such representation shall be true and correct as of December 31, 2017).

(b)        The execution, delivery and performance of this Fourth Amendment have been duly authorized by all necessary action on the part of, and duly executed and delivered by each of the Loan Parties.

(c)        After giving effect to this Fourth Amendment, the Loan Parties are in full compliance with each of the Loan Documents.

(d)        No Material Adverse Effect has occurred since the Closing Date.

(e)        No Default or Event of Default currently exists or shall be in existence immediately after giving effect to this Fourth Amendment.

ARTICLE V

Effectiveness

Section 5.1.     Effectiveness.  This Fourth Amendment shall become effective as of the date set forth above on which each of the following conditions is satisfied:

(a)        The Administrative Agent shall have received duly executed signature pages to this Fourth Amendment signed by each Loan Party, the Administrative Agent and the Lenders.

(b)        The Administrative Agent shall have received, for further distribution to each Lender, a fee in an amount of $74,735.54.

(c)        The Borrower shall have paid to Chapman and Cutler LLP, counsel to the Administrative Agent, all reasonable and documented out-of-pocket legal fees and expenses incurred in connection with this Fourth Amendment and any outstanding invoices in respect of reasonable legal fees and expenses of the Administrative Agent incurred in connection with the Loan Documents.

ARTICLE VI

Miscellaneous

Section 6.1.     Reference to and Effect on the Loan Documents.

(a)        On and after the date hereof, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Existing Credit Agreement after giving effect to this Fourth Amendment.

(b)        Except as specifically set forth in this Fourth Amendment, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(c)        Except as specifically set forth in this Fourth Amendment, the execution, delivery and performance of this Fourth Amendment shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Administrative Agent, the Collateral Agent or any Lender under the Existing Credit Agreement or any of the other Loan Documents.

Section 6.2.     Release.  As a material part of the consideration for the Administrative Agent, the Collateral Agent and the Lenders entering into this Fourth Amendment, the Borrower and each other Loan Party (collectively, the “Releasors”) agree as follows (the “Release Provision”):

(a)        Other than with respect to the agreements of the Lenders specifically set forth herein, the Releasors, jointly and severally, hereby release and forever discharge the

Administrative Agent, the Collateral Agent, each Lender and the Administrative Agent’s, the Collateral Agent’s and each Lender’s predecessors, successors, assigns, participants, officers, managers, directors, shareholders, partners, employees, agents, attorneys and other professionals, representatives, parent corporations, subsidiaries, and affiliates (hereinafter all of the above collectively referred to as the “Lender Group”), from any and all claims, counterclaims, demands, damages, debts, agreements, covenants, suits, contracts, obligations, liabilities, accounts, offsets, rights, actions, and causes of action of any nature whatsoever and whether arising at law or in equity, presently possessed, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, presently accrued, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted arising out of, arising under or related to the Loan Documents (collectively, the “Claims”), that Releasors may have or allege to have against any or all of the Lender Group and that arise from events occurring before the date hereof.

(b)        The Releasors agree not to sue any of the Lender Group nor in any way assist any other person or entity in suing the Lender Group with respect to any of the Claims released herein.  The Release Provision may be pleaded as a full and complete defense to, and may be used as the basis for an injunction against, any action, suit, or other proceeding which may be instituted, prosecuted, or attempted in breach of the release contained herein.

(c)        The Releasors acknowledge, warrant, and represent to Lender Group that:

(i)         The Releasors have read and understand the effect of the Release Provision.  The Releasors have had the assistance of independent counsel of their own choice, or have had the opportunity to retain such independent counsel, in reviewing, discussing, and considering all the terms of the Release Provision; and if counsel was retained, counsel for Releasors has read and considered the Release Provision and advised Releasors with respect to the same.  Before execution of this Fourth Amendment, the Releasors have had adequate opportunity to make whatever investigation or inquiry they may deem necessary or desirable in connection with the subject matter of the Release Provision.

(ii)       The Releasors are not acting in reliance on any representation, understanding, or agreement not expressly set forth herein.  The Releasors acknowledge that Lender Group has not made any representation with respect to the Release Provision except as expressly set forth herein.

(iii)      The Releasors have executed this Fourth Amendment and the Release Provision thereof as a free and voluntary act, without any duress, coercion, or undue influence exerted by or on behalf of any person or entity.

(iv)       The Releasors are the sole owners of the Claims released by the Release Provision, and the Releasors have not heretofore conveyed or assigned any interest in any such Claims to any other person or entity.

(d)        The Releasors understand that the Release Provision was a material consideration in the agreement of the Administrative Agent, the Collateral Agent and each Lender to enter into this Fourth Amendment.

(e)        It is the express intent of the Releasors that the release and discharge set forth in the Release Provision be construed as broadly as possible in favor of Lender Group so as to foreclose forever the assertion by the Releasors of any Claims released hereby against Lender Group.

(f)         If any term, provision, covenant, or condition of the Release Provision is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable, the remainder of the provisions shall remain in full force and effect.

(g)        The Releasors acknowledge that they may hereafter discover facts in addition to or different from those that they now know or believe with respect to the Claims released herein, but the Releasors expressly shall have and intend to fully, finally and forever have released and discharged any and all such Claims.  The Releasors expressly waive any provision of statutory or decisional law to the effect that a general release does not extend to Claims that the releasing party does not know or suspect to exist in such party’s favor at the time of executing the release.

Section 6.3.     Guarantor’s Acknowledgement and Agreement. By signing below, each Guarantor (a) acknowledges, consents and agrees to this Fourth Amendment, (b) acknowledges and agrees that its obligations in respect of the Guarantee, the Security Agreement and the other Collateral Documents are not released, diminished, waived, modified or impaired in any manner by this Fourth Amendment or any of the provisions contemplated herein, (c) ratifies and confirms its obligations under the Guarantee, the Security Agreement and the other Collateral Documents, and (d) acknowledges and agrees that it has no claims or offsets against, or defenses or counterclaims to, the Guarantee, the Security Agreement, any other Collateral Documents or any other Loan Documents or Obligations.

Section 6.4.     Fees. The Borrower hereby affirms its obligation under the Credit Agreement to reimburse the Administrative Agent, the Collateral Agent and the Lenders for all reasonable and documented out‑of‑pocket costs and expenses incurred in connection with the preparation, negotiation, execution and delivery of this Fourth Amendment, including but not limited to all Attorney Costs.

Section 6.5.     Headings.  The headings in this Fourth Amendment are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Fourth Amendment.

Section 6.6.     Governing Law.  This Fourth Amendment, and all claims, disputes and matters arising hereunder or thereunder or related hereto or thereto, will be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within that state.

Section 6.7.     Counterparts.  This Fourth Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Fourth Amendment.  Delivery of an executed counterpart of this Fourth Amendment by facsimile or a scanned copy by electronic mail shall be equally as effective as delivery of an original executed counterpart of this Fourth Amendment.

Section 6.8.     Severability.  If any term or other provision of this Fourth Amendment is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Fourth Amendment will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Fourth Amendment so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 6.9.     Binding Effect.  This Fourth Amendment will be binding upon and inure to the benefit of and is enforceable by the respective successors and permitted assigns of the parties hereto.

[Remainder of page intentionally left blank; signatures on following pages.]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

GLOBAL POWER EQUIPMENT GROUP INC., as Borrower

By:	/s/ Tracy D. Pagliara
Tracy D. Pagliara
Co-President and Co-Chief Executive Officer

Acknowledged and agreed:

GLOBAL POWER PROFESSIONAL SERVICES INC.
WILLIAMS GLOBAL SERVICES, INC.
WILLIAMS INDUSTRIAL SERVICES GROUP, L.L.C.
WILLIAMS INDUSTRIAL SERVICES, LLC
WILLIAMS SPECIALTY SERVICES, LLC
WILLIAMS PLANT SERVICES, LLC
CONSTRUCTION & MAINTENANCE PROFESSIONALS, LLC
BRADEN HOLDINGS, LLC
STEAM ENTERPRISES, L.L.C.
GPEG, LLC
each as Guarantor

By:	/s/ Tracy D. Pagliara
Tracy D. Pagliara
Vice President

KOONTZ-WAGNER CUSTOM CONTROLS HOLDINGS LLC as Guarantor

By:	/s/ Tracy D. Pagliara
Tracy D. Pagliara
President

[Signature Page to Fourth Amendment]

CENTRE LANE PARTNERS MASTER
CREDIT FUND II, L.P., as Administrative
Agent and Collateral Agent, and as a Lender

By:	/s/ Luke Gosselin
Name: Luke Gosselin
Title: Managing Director

CENTRE LANE PARTNERS IV, L.P., as Lender

By:	/s/ Quinn Morgan
Name: Quinn Morgan
Title: Managing Director